UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2007

SHUMATE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12060 FM 3083, Conroe, Texas		77301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (936) 441-5100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On June 3, 2007, we entered into a non-binding letter of interest with Haskel International Inc. regarding a license from our wholly owned subsidiary Hemiwedge Valve Corporation for its proprietary Hemiwedge® technology to Haskel for use in new sub-sea high pressure products.

The indication of interest and proposed terms of the license agreement outlines that Haskel International would be granted an exclusive license to Shumate’s proprietary Hemiwedge® technology worldwide in the field of sub-sea products in smaller bore size applications. Under the terms of the letter of intent, the license fee at signing is proposed not to exceed $500,000. Other terms will include paying a royalty on sales of Hemiwedge® licensed products with minimum royalties over time. The transaction described in the letter of interest is subject to completion of due diligence, execution of definitive documents; receipt of board and shareholder approvals, as required and receipt of all necessary government approvals. Our goal is to sign a definitive agreement within the next 120 days.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1 - Press release dated June 5, 2007

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC.
(Registrant)

Date: June 5, 2007	By:	/s/ Matthew C. Flemming
Matthew C. Flemming,
Chief Financial Officer, Treasurer, Secretary, and Executive Vice President